Exhibit 99.1

Contact:

Dennis P. Wolf
EVP of Operations, Finance,
Administration & CFO
800-850-6664, ext. 6482
dennisw@omnicell.com

For Immediate Release

Omnicell Announces Second Quarter 2003 Financial Results

Company posts record revenue and strong results

PALO ALTO, Calif. — July 17, 2003 — Omnicell, Inc. (NASDAQ: OMCL), a leading provider of patient safety solutions for healthcare, today announced financial results for the quarter ended June 30, 2003, summarized as follows:

•                  For the second quarter of 2003, total revenue was $25.1 million, compared to $24.9 million for the same period in 2002 and $22.1 million for the first quarter of 2003.

•                  Gross margin was 58.3% for the second quarter of 2003, compared to 59.7% for the same period in 2002 and 57.2% for the first quarter of 2003.

•                  Total operating expenses increased to $13.3 million for the second quarter of 2003 from $13.2 million for the same period of 2002 and $12.2 million for the first quarter of 2003. Second quarter operating expenses of $13.3 million included $630,000 of employee severance charges.

•                  Net income for the quarter was $1.3 million or $0.05 per diluted share compared to $1.8 million or $0.08 per diluted share for the same period of 2002 and net income of $444,000 or $0.02 per share on a diluted basis for the first quarter of 2003. Second quarter net income of $1.3 million included employee severance charges of $630,000, or approximately $0.03 per share on a diluted basis.

•                  Total cash and short-term investment balances as of June 30, 2003 were $28.0 million, compared to $23.1 million as of March 31, 2003. The increase in cash balances was primarily due to net cash generated by operating activities.

•                  Total backlog as of June 30, 2003 was $32.7 million, compared to $30.5 million as of March 31, 2003, representing an increase of $2.2 million.

•                  As of June 30, 2003, 26,374 pharmacy and supply automation systems had been installed or released for customer installation in 1,409 healthcare facilities.

Omnicell Chairman, President and CEO Randall A. Lipps, commenting on the current quarter’s improved business results, said, “I am very pleased with the turnaround and transformation of our business within relatively short period, and also with the continued progress we made during this past quarter on a number of fronts—revenue and backlog growth, expense control, new product and new business expansion, as well as strengthening our board of directors. We believe that the transformation that we have made in the company is timely because we are in the midst of a significant growth phase in our business. Our position is unique in the industry because we have a very strong customer base, a new management team and a much broadened product suite that addresses the most critical needs of hospitals today- cost reductions through automation and absolute adherence to patient safety.  These competencies give us confidence that fiscal 2003 will be a record year and that 2004 growth will be very significant.

Dennis P. Wolf, executive vice president of operations, finance, administration and CFO, observed, “The efforts that we have undertaken in the last six months to implement an efficient business model have now become institutionalized.  We grew our revenue 14% sequentially while expanding our backlog.  Our expense structure is well under control.  I am especially pleased to see that we are now well on our way to reaching our goal of 10% operating margin by year-end.

Conference Call Details

Management will report financial results for the second quarter of 2003 on Thursday, July 17, at 5:00 p.m. ET via conference call. Investors and analysts may listen to this conference call by logging on to www.omnicell.com or by dialing 800-366-3964 (domestic) or 303-262-2127 (international) approximately 10 minutes prior to the scheduled start. A replay of the call will be available from 7:00 p.m. ET on July 17 through 2:59 a.m. ET on July 25. Dialing 800-405-2236 (domestic) or 303-590-3000 (international) and entering the passcode 544936# for both numbers will access the call replay. On the conference call, management will be discussing certain additional financial and statistical information. That information can be located on the “Investor Relations” page of Omnicell’s web site at www.omnicell.com.

About Omnicell

Established in 1992, Omnicell (NASDAQ: OMCL) is a leading provider of patient safety solutions for healthcare. Addressing the medication-use process and the medical-surgical supply chain, Omnicell`s broad range of solutions are used throughout the healthcare facility—in the pharmacy, nursing units, operating room, cardiac cath lab, and all the way to the patient’s bedside. Improving patient care by enhancing operational efficiency, Omnicell’s solutions include systems for physician order management, automated pharmacy retrieval, medication and supply dispensing, nursing workflow automation at the bedside, and Web-based procurement. These solutions enable healthcare facilities to reduce medication errors, operate more efficiently, and decrease costs—ultimately contributing to improved clinical and financial outcomes. For more information, visit www.omnicell.com.

To the extent any statements contained in this release deal with information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside Omnicell’s control and are subject to various risk factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statement. The risk factors are described in the Company’s Securities and Exchange Commission filings and include, without limitation, the continued growth and acceptance of our products and services and the continued growth of the clinical automation and workflow automation market generally, the potential of increasing competition, the ability of the company to achieve profitability in the next few quarters, grow product backlog, retain key personnel, cut expenses, develop new products and integrate acquired products or intellectual property in a timely and cost-effective manner, and improve sales productivity. Prospective investors are cautioned not to place undue reliance on forward-looking statements.

(see detailed financial results on next page)

OMNICELL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenues:
Product revenues	$20,447	$21,212	$38,004	$42,242
Service and other revenues	4,694	3,730	9,212	7,119
Total revenues	25,141	24,942	47,216	49,361

Costs of revenues:
Cost of product revenues	8,819	8,013	16,525	15,998
Cost of service and other revenues	1,678	2,029	3,425	3,411
Total cost of revenues	10,497	10,042	19,950	19,409

Gross profit	14,644	14,900	27,266	29,952

Operating expenses:
Research and development	2,106	2,201	4,475	4,879
Selling general and administrative	10,551	10,983	20,422	21,987
Restructuring and severance charges	630	—	630	—
Total operating expenses	13,287	13,184	25,527	26,866

Income from operations	1,357	1,716	1,739	3,086

Interest and other income	136	174	260	851
Interest and other expense	(32)	(87)	(77)	(544)

Income before provision for income taxes	1,461	1,803	1,922	3,393

Provision for income taxes	170	25	186	(35)

Net income	$1,291	$1,778	$1,736	$3,428

Net income per share - basic	$0.06	$0.08	$0.08	$0.16

Net income per share - diluted	$0.05	$0.08	$0.07	$0.15

Weighted average shares outstanding - basic	22,382	21,705	22,243	21,581

Weighted average shares outstanding - diluted	24,646	23,203	23,601	23,198

OMNICELL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2003	December 31, 2002 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,031	$21,400
Short-term investments	1,981	85
Accounts receivable net	11,289	10,644
Inventories	8,673	12,741
Other current assets	3,447	3,575
Total current assets	51,421	48,445
Property and equipment net	4,203	5,026
Other assets	9,392	12,071
Total assets	$65,016	$65,542

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,427	$5,975
Accrued liabilities	12,543	11,695
Deferred service revenue	12,563	11,598
Deferred gross profit	14,667	18,008
Current portion of note payable	908	1,197
Total current liabilities	44,108	48,473
Note payable	—	305
Other long-term liabilities	458	458
Stockholders’ equity	20,450	16,306
Total liabilities and stockholders’ equity	$65,016	$65,542

(1) Derived from the December 31, 2002 audited consolidated balance sheet.